Exhibit 10(b)

                                LICENSE AGREEMENT

License Agreement made as of August 15, 2002 by and between FairPoint Communications, Inc., a Delaware corporation ("Licensee" or "FAIRPOINT"), and Artera Group, Inc., a Delaware corporation ("ARTERA").

WHEREAS Licensee is engaged in the marketing of Internet services to the customers of the Incumbent Local Exchange Carrier companies and Internet Service Provider companies that Licensee owns ("FAIRPOINT ILECs" and "FAIRPOINT ISPs", respectively); and

WHEREAS Artera Group, Inc. is engaged in the development and distribution of Internet infrastructure technology called "Artera Turbo" that adds value to the services sold by FAIRPOINT and its Affiliates; and

WHEREAS Licensee is desirous of obtaining a license from ARTERA to use and sell the "Artera Turbo" technology;

NOW THEREFORE, in consideration of the mutual covenants contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


ARTICLE 1.  DEFINITIONS

As used herein, the terms described below have the following meanings.

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1.1  "Affiliate"  shall mean any legal entity that,  directly or indirectly,  is controlled by, in control of, or under common control with the legal entity with reference to which the term "Affiliate" is used.

1.2 "ARTERA Technology License" shall mean the license to the Licensed Patents and the Licensed Technology granted by ARTERA to Licensee under Article 2 of this Agreement.

1.3 "Confidential Information" shall mean the information described in Article 5 below and shall include the Deliverables and any and all samples, models, prototypes, drawings, specifications, formulas, algorithms, software, operating techniques, processes, data, technical and other information, including any information relating to the status of research or other investigations being conducted, whether given in writing, orally, or in magnetic or other electronic processing form to the extent that such information is not in the public domain through other than a breach of this Agreement.

1.4 "Deliverables" shall mean the models, specifications, codes and other documentation and materials described on Schedule A hereto to be delivered by ARTERA to Licensee under Section 4.3 of this Agreement.

1.5 "Know-how", in general, will have its usual and accepted meaning, that is, inter alia, all factual knowledge and information not capable of precise, separate description but which, in an accumulated form, after being acquired as the result of trial and error, gives to the one acquiring it an ability to produce and market something which one otherwise would not have known how to produce and market with the same accuracy or precision necessary for commercial success.

1.6 "Licensed Patents" shall mean all those patents relating to "Artera Turbo" that are owned by ARTERA together with those patents issued under patent applications filed or to be filed relating to "Artera Turbo" including any continuations, continuations-in-part,

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     divisions, extensions, reissues,  re-examinations or renewals of any of the foregoing. Such Licensed Patents as pending as of the hereof are set forth on Schedule D hereto.

1.7 "Licensed Product" shall mean a product embodying or employing all or part of the Licensed Patents or Licensed Technology, sold as a bundled or unbundled add-on subscription product or service, including, but not limited to, "Artera Turbo" and all updates, enhancements and/or derivatives thereof.

1.8 "Licensed Technology" shall mean that unpatented technology relating to "Artera Turbo" and owned by ARTERA now or in the ---------------------- future.

1.9 "Market" shall mean any residential or business users of Internet access in the United States of America..

1.10 "Technical Information" shall mean technical, design, engineering, and manufacturing information and data pertaining to the design, manufacture, commercial production and distribution of Licensed Products in the form of designs, prints, plans, material lists, drawings, specifications, instructions, reports, records, manuals, other written materials, computer programs and software and other forms or media relating thereto.


ARTICLE 2.  LICENSES

2.1 The ARTERA Technology License - License to Licensed Products, Licensed Patents and Licensed Technology. Subject to the terms and conditions of this Agreement, ARTERA hereby grants to Licensee and its Affiliates a license to use, distribute and sell Licensed Products that incorporate, embody or are based on a Licensed Patent or Licensed Technology.

2.2 Limitations. The ARTERA Technology License shall be limited to the Market, and shall be non-exclusive against all others only as to the use, distribution and sale of Licensed Products in the Market.

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2.3  Assignments and Sublicensing. The rights and licenses granted hereunder may not be sublicensed, conveyed, assigned or otherwise transferred by Licensee to any third party.

2.4 Acceptance. Licensee hereby (i) accepts the rights under the ARTERA Technology License granted to it by ARTERA under this Article 2, and (ii) acknowledges that the rights that ARTERA has granted to Licensee hereunder are non-exclusive and limited to the use, distribution and sale of Licensed Products in the Market subject to the limitations set forth herein.

2.5 Patents and Copyright Notices. Licensee shall mark each Licensed Product sold, leased, distributed or otherwise transferred and shall cause all licenses, contracts and agreements with other parties for the sale, lease, distribution, use or other disposition of Licensed Products to contain a provision requiring, if feasible in Licensee's reasonable opinion, such other parties to mark each Licensed Product with a suitable legend identifying the Licensed Patents and Licensed Technology with the appropriate patent or copyright notice, as the case may be, in the form provided to Licensee by ARTERA. If, in Licensee's reasonable opinion, the Licensed Product is too small to have a legend placed on it, Licensee will use all reasonable efforts to have a legend placed on the software and/or packaging.


ARTICLE 3.  FEES AND ROYALTIES

3.1 Upfront Fees. FAIRPOINT shall pay no upfront license fees under this Agreement.

3.2 Unit Royalties for Residential Subscribers. For each Licensed Product unit sold to an end user by or through FAIRPOINT, FAIRPOINT shall pay ARTERA a unit royalty as follows: (a) If the price of the unit on ARTERA's standard price sheet for the month of the sale to the end user by or through FAIRPOINT (the "Standard Price") is $10.00 or more, the unit royalty is the greater of 50% of the price of the unit to the end user in the sale by or through FAIRPOINT (the "FAIRPOINT Price") or $5.00; and (b) if the

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     Standard Price is less than $10.00,  the unit royalty is the greater of 50%
     of the Standard Price or 50% of the FAIRPOINT Price. ARTERA's "Standard Price" to Licensee for each Licensed Product shall be the most favorable price offered to any customer or licensee or otherwise by ARTERA.

3.3 Unit Royalties for Business Subscribers. For each Licensed Product unit sold to a business user by or through FAIRPOINT, FAIRPOINT shall pay ARTERA a unit royalty as follows: (a) If the price of the unit on ARTERA's standard price sheet for the month of the sale to the business by or through FAIRPOINT (the "Standard Price") is $55.00 or more, the unit royalty is the greater of 50% of the price of the unit to the end user in the sale by or through FAIRPOINT (the "FAIRPOINT Price") or $27.50; and (b) if the Standard Price is less than $55.00, the unit royalty is the greater of 50% of the Standard Price or 50% of the FAIRPOINT Price. ARTERA's "Standard Price" to Licensee for each Licensed Product shall be the most favorable price offered to any customer or licensee or otherwise by ARTERA.

3.2 Payment. FAIRPOINT shall pay the royalties owed ARTERA on the fifteenth day after the end of each calendar month.3.4

3.5 Customer Support Services. Except as set forth in Schedule B hereto, FAIRPOINT agrees to support all FAIRPOINT customer subscribers in a commercially reasonable manner.

3.6 Residential Subscriber Threshold Requirement. Licensee agrees that as of February 1, 2003 it shall have 7,500 subscribers and as of June 1, 2003 it shall have 15,000 subscribers. If Licensee fails to meet these thresholds, then the unit royalties set forth in subsection 3.2 shall be altered as follows until such date as such thresholds are met:

          (a) If the price of the unit on ARTERA's standard price sheet for the month of the sale to the end user by or through FAIRPOINT (the "Standard Price") is $10.00 or more, the unit royalty is the greater of 60% of the price of the

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               unit to the end user in the  sale by or  through  FAIRPOINT  (the
               "FAIRPOINT Price") or $6.00; and (b) if the Standard Price is less than $10.00, the unit royalty is the greater of 60% of the Standard Price or 60% of the FAIRPOINT Price.


ARTICLE 4.  DISCLOSURE OF INFORMATION, DATA AND KNOW-HOW

4.1 Disclosure. The parties shall disclose to each other such appropriate Technical and/or Confidential Information as may be reasonably required to accomplish the purposes of this Agreement. It is agreed, however, that neither party shall be obligated to disclose information, the disclosure of which has been restricted by a third party.

4.2 Treatment. All disclosed Technical Information which is Confidential Information (as defined in Article 5 below) shall be kept confidential by the receiving party in accordance with the further provisions of Article 5 below and will remain the property of the disclosing party.

4.3 Deliverables. ARTERA shall deliver the Deliverables to Licensee and in accordance with the delivery dates set forth on Schedule A hereto.


ARTICLE 5.  CONFIDENTIALITY

5.1 Definitions. Each party possesses and will continue to possess confidential information relating to its business and technology, which has substantial commercial and scientific value in the business in which it is engaged
     ("Confidential Information"). Subject to Section 5.4, Confidential Information includes, but is not limited to: Deliverables, Technical Information, trade secrets, processes, formulas, data and Know-how, discoveries, developments, designs, improvements, inventions, techniques, marketing plans, strategies, forecasts, new products, software documentation, unpublished financial statements, budgets, projections, licenses, prices, costs, customer lists, supplier lists and any other material marked "Confidential Information", "Proprietary Information" or in some other reasonable manner to indicate it is confidential. Any

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     Confidential  Information  disclosed  between the parties  hereto orally or visually, in order to be subject to this Agreement, shall be so identified to the receiving party at the time of disclosure and confirmed in a written summary appropriately marked as herein provided within ten (10) days after such oral or visual disclosure.

5.2 Treatment. Each party shall during the term of this Agreement and for a period of five (5) years thereafter, hold in confidence and not disclose to third parties except as specifically permitted under this Section 5.2 and
     Section 5.4 below any and all Confidential Information of the other party disclosed directly or indirectly to it by the other party.

     Each party shall take the following minimum safeguards with respect to the Confidential Information of the other party:


     (a) only those of its employees who need to receive the other party's Confidential Information in order to carry out the purposes of this Agreement shall have access to such information and such access shall be limited to only so much of such information as is necessary for the particular employee to properly perform his or her duties;

     (b) all documents, drawings, writings and other embodiments which contain Confidential Information of the other party shall be maintained in a prudent manner in a secure fashion separate and apart from other information in its possession and shall be removed therefrom only as needed to carry out the purposes of this Agreement;

     (c) all documents, drawings, writings and other embodiments of information the security or safekeeping of which are subject to governmental regulations shall be kept in accordance with those regulations;

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     (d)  all employees and  contractors  who shall have access to  Confidential
          Information of the other party shall be under written obligation to it
          (i)  to  hold  in  confidence   and  not  disclose  all   Confidential
          Information made available to them in the course of their employment or services; (ii) to use such Confidential Information only in the course of performing their duties; and (iii) to assign to their employer or the party retaining them all inventions or improvements relating to such entity's business and conceived while in such entity's employ or retained by such entity unless such assignment is prohibited by applicable law.

     Notwithstanding the foregoing, a party receiving Confidential Information of the other party may disclose to its subcontractors and material and component suppliers so much of such Confidential Information as is necessary to enable such party to perform its duties and obligations related to the accomplishment of the purposes of this Agreement provided that such subcontractors and suppliers are obligated to such party in writing (i) to hold in confidence and not disclose such information; and
     (ii) not to use such information except as authorized by such party.

     In no event shall the party receiving Confidential Information of the other party disassemble, reverse engineer, re-engineer, redesign, decrypt, decipher, reconstruct, re-orient, modify or alter any Confidential Information of the disclosing party or any circuit design, algorithm, logic or program code in any of the disclosing party's products, models or prototypes which contain Confidential Information or attempt any of the foregoing without first obtaining written consent of the disclosing party in each instance.

5.3  Return.  All  documents,  drawings,  writings  and other  embodiments  of a party's Confidential Information, as well as those produced, created or derived from the disclosing party's Confidential Information which incorporate the disclosing party's Confidential Information, and all copies thereof, shall be returned promptly to it by the other party upon the termination of this Agreement provided that the parties shall continue to be bound by the provisions of Section 5.2 above.

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5.4  Exclusions. Confidential Information shall not include information that:

     (a) was at the time of disclosure in the public domain through no fault of the party receiving it;

     (b) becomes part of the public domain after disclosure to the party receiving it through no fault of such party;

     (c) was in the possession of the party receiving it (as evidenced by written records) at the time of disclosure and was not acquired directly or indirectly from the other party, or a third party, as the case may be, under a continuing obligation of confidence of which the party receiving it was aware;

     (d) was received by the party receiving it (as evidenced by written records) after the time of disclosure hereunder from a third party who did not require it to be held in confidence and who did not acquire it directly or indirectly from the other party under a continuing obligation of confidence of which the party receiving it was aware;

     (e) is required by law, governmental regulations, court order or the rules of any relevant securities exchange to be disclosed, but only to the extent of such required disclosure; provided, that a party required to so disclose Confidential Information shall use best efforts to notify the other party of such potential disclosure as soon as practicable so that such party may seek a protective order or other remedies to maintain in confidence any such Confidential Information;

     (f) was developed independently by the receiving party and without the use of any Confidential Information received from the disclosing party under this Agreement; or

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     (g)  was or is disclosed by the party  owning it to third  parties  without restrictions on use or disclosure comparable to those contained herein.


ARTICLE 6.

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ARTICLE 7.  TERM

The term of this Agreement shall begin on the date hereof and, unless extended or earlier terminated by the written agreement of the parties or the provisions of Article 8 below, shall expire immediately upon the later of either: (i) with respect to rights granted under any patent hereunder, the expiration of that patent under applicable law; or (ii) with respect to the other rights granted hereunder, upon the expiration of the last to expire of the patents licensed hereunder, or (iii) ten years.


ARTICLE 8.  TERMINATION

8.1 General. This Agreement may be terminated prior to the end of the term provided in Article 8 above under any of the following provisions of this Article.

8.2 Breach. In the event of a material breach of this Agreement, if the defaulting party fails to cure the breach within thirty (30) days after written notice thereof, in the case of a breach involving non-payment of amounts to be paid hereunder, or sixty (60) days, in the case of any other kind of breach following its receipt of written notice from the non-defaulting party specifying the nature of the breach and the corrective action to be taken, then the non-defaulting party may terminate this Agreement forthwith by delivering its written declaration to the defaulting party that this Agreement is terminated; provided any payment default will require the defaulting party to pay interest in order to cover the default at the rate of the then current prime rate at The Chase Manhattan Bank N.A.

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8.3  Insolvency. If one of the parties becomes bankrupt or insolvent, or files a petition therefor, or makes a general assignment for the benefit of creditors, or otherwise seeks protection under any bankruptcy or insolvency law, or upon the appointment of a receiver of the assets of a party ("defaulting party"), then the other party shall have the right to immediately terminate this Agreement upon written notice to the defaulting party provided, in any such instance, that said right of termination shall be postponed for as long as the defaulting party continues to conduct its business in the ordinary course.

8.4 Survival of Certain Terms. Notwithstanding the termination of this Agreement under any of the provisions of this Article 8, the terms and conditions of Section 4.2 and Article 5 shall survive termination of this Agreement and shall continue to be applicable and govern the parties with respect to the subject matter thereof.

8.5  Document  Return.  Each party shall return to the other party within thirty
     (30) days of the date of termination under either Article 7 or this Article 8 all of the Confidential Information, other secret information, patent applications and Know-how received pursuant to this Agreement together with all other tangible property loaned to the returning party for the implementation of this Agreement.


ARTICLE 9.  FORCE MAJEURE

In the event of enforced delay in the performance by either party of obligations under this Agreement due to unforeseeable causes beyond its reasonable control and without its fault or negligence, including, but not limited to, acts of God, acts of the government, acts of the other party, fires, floods, strikes, freight embargoes, unusually severe weather, or delays of subcontractors due to such causes (an "Event of Force Majeure"), the time for performance of such obligations shall be extended for the period of the enforced delay; provided that the party seeking the benefit of the provisions of this Article 9 shall, within ten (10) days after the beginning of any such enforced delay, have first notified the other party in writing of the causes and requested an extension for the period of the enforced delay and shall use all reasonable endeavors to minimize the effects of any Event of Force Majeure.

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ARTICLE 10.  APPLICABLE LAW

The terms and conditions of this Agreement and the performance thereof shall be interpreted in accordance with and governed by the laws of the State of Delaware and the United States of America.


ARTICLE 11.  DISPUTE RESOLUTION

The parties agree to attempt in good faith to resolve any dispute arising out of or in connection with the performance, operation or interpretation of this Agreement promptly by negotiation between the authorized contacts of the parties (which authorized contacts shall be named in writing at the time of the dispute). If a dispute should arise, the authorized contacts will meet at least once and will attempt to resolve the matter. Either authorized contact may request the other to meet within fourteen (14) days of any dispute, at a mutually agreed time and place. If the matter has not been resolved within thirty (30) days of a request being made for such a meeting, the authorized contacts shall refer the matter to the representatives of the parties (which representatives shall be named in writing at the time of the dispute) who are responsible for matters at the policy or strategic level who shall meet within fourteen (14) days of the end of the thirty (30) day period referred to above, at a mutually agreed time and place. If the matter has not been resolved within thirty (30) days of a request being made for this meeting, the parties shall proceed as follows:


     (a) Any action, suit or proceeding where the amount in controversy as to at least one party, exclusive of the interest and costs, exceeds One Million Dollars (a "Summary Proceeding"), arising out of or relating to this Agreement or the breach, termination or validity thereof, shall be litigated exclusively in the Superior Court of the State of Delaware (the "Delaware Superior Court") as a summary proceeding pursuant to Rules 124-131 of the Delaware Superior Court, or any successor rules (the "Summary Proceeding Rules"). Each of the parties hereto hereby irrevocably and unconditionally (i) submits to the jurisdiction of the Delaware Superior Court for any Summary Proceeding, (ii) agrees not to

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          commence any Summary Proceeding except in the Delaware Superior Court,
          (iii) waives, and agrees not to plead or to make, any objection to the venue of any Summary Proceeding in the Delaware Superior Court, (iv) waives, and agrees not to plead or to make, any claim that any Summary Proceeding brought in the Delaware Superior Court has been brought in an improper or otherwise inconvenient forum, (v) waives, and agrees not to plead or to make, any claim that the Delaware Superior Court lacks personal jurisdiction over it, (vi) waives its right to remove any Summary Proceeding to the federal courts except where such courts are vested with sole and exclusive jurisdiction by statute and (vii) understands and agrees that it shall not seek a jury trial or punitive damages in any Summary Proceeding based upon or arising out of or otherwise related to this Agreement and waives any and all rights to any such jury trial or to seek punitive damages.

     (b) In the event any action, suit or proceeding where the amount in controversy as to at least one party, exclusive of interest and costs, does not exceed One Million Dollars (a "Proceeding"), arising out of or relating to this Agreement or the breach, termination or validity thereof is brought, the parties to such Proceeding agree to make application to the Delaware Superior Court to proceed under the Summary Proceeding Rules. Until such time as such application is rejected, such Proceeding shall be treated as a Summary Proceeding and all of the foregoing provisions of this Section relating to Summary Proceedings shall apply to such Proceeding.

     (c) In the event a Summary Proceeding is not available to resolve any dispute hereunder, the controversy or claim shall be settled by arbitration conducted on a confidential basis, under the then current Commercial Arbitration Rules of the American Arbitration Association (the "Association") strictly in accordance with the terms of this Agreement and the substantive law of the State of Delaware. The arbitration shall be conducted at the Association's office in the State of Delaware

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          by three  arbitrators,  at least one of who shall be  knowledgeable in the field of Internet technology and at least one of who shall be an attorney. Judgment upon the arbitrators' award may be entered and enforced in any court of competent jurisdiction. Neither party shall institute a proceeding hereunder unless at least sixty (60) days prior thereto such party shall have given written notice to the other party of its intent to do so. Neither party shall be precluded hereby from securing equitable remedies in courts of any jurisdiction, including, but not limited to, temporary restraining orders and preliminary injunctions to protect its rights and interests but such shall not be sought as a means to avoid or stay arbitration.


ARTICLE 12.  ANNOUNCEMENTS & PUBLICITY; INDEPENDENT CONTRACTORS

Except for any disclosure that may be required by law (including filings with the Securities and Exchange Commission), neither party may use the other's name or disclose the terms of this Agreement without the consent of the other, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, upon the execution of this Agreement ARTERA may issue a press release in ARTERA's customary format and manner reporting the execution of this Agreement and its general subject matter provided ARTERA shall have received Licensee's prior written approval thereof which approval shall not be unreasonably withheld or delayed. Each party to this Agreement is an independent contractor and neither shall be considered the partner, employer, agent or representative of the other.


ARTICLE 13.  SEVERABILITY

If any part of this Agreement for any reason shall be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which shall remain in full force and effect; provided, however, that in the event a part of this Agreement is declared invalid and the invalidity or enforceability of such part has the effect of materially altering the obligations of any party under this Agreement, the parties agree, promptly upon such declaration's being made, to negotiate in good faith to amend this Agreement so as to put such party in a position substantially similar to the position such party was in prior to such declaration.

ARTICLE 14.  RIGHTS OF ASSIGNMENT; SUCCESSORS AND ASSIGNS

Neither ARTERA nor Licensee shall have any right to assign this Agreement or any of their respective rights or obligations under this Agreement to any third party except by operation of law, or pursuant to Article 2 of this Agreement, or with the prior written consent of the other party. In the event Licensee wishes to assign any of its rights or obligations under this Agreement to an Affiliate of Licensee, ARTERA's consent will not be unreasonably withheld. In the event ARTERA wishes to assign any of its rights or obligations under this Agreement to an Affiliate of ARTERA, Licensee's consent will not be unreasonably withheld. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each party hereto.


ARTICLE 15.  NOTICES

Any notices under this Agreement shall be in writing and shall be deemed delivered on the date of delivery if delivered by personal service, telecopy (and confirmed by first class mail) or recognized commercial courier service with postage or charges prepaid, and on the third day following dispatch if sent only by registered or certified mail with postage or charges prepaid. Unless subsequently notified in writing in accordance with this Article 15 by the other party, any notice or communication hereunder shall be addressed:


If to ARTERA, as follows:

                           Artera Group, Inc.
                           20 Ketchum Street
                           Westport, CT  06880
                           Attn:  Chief Executive Officer
                           Telecopy No.:  203-226-3123


If to Licensee, as follows:

                           FairPoint Communications, Inc.
                           521 East Morehead Street
                           Suite 250
                           Charlotte, NC  28202
                           Attn: Senior Vice President, Corporate Development Telecopy No.: 704-344-8143

ARTICLE 16.  TAXES

Licensee  shall be  solely  responsible  for any  sales,  use,  occupational  or privilege taxes, duties, fees or other similar charges imposed by any governmental authority in connection with the manufacture, sale, lease, distribution, use or other disposition by Licensee of Licensed Products or the Licenses granted hereunder. Any other taxes, including income taxes based on royalties and other payments to ARTERA, shall be the responsibility of ARTERA.


ARTICLE 17.  INDEMNIFICATION

Each of ARTERA and Licensee agrees to indemnify, defend, and hold harmless the other party and each of its officers, directors, employees, agents, successors and assigns (collectively, the "Indemnified Party") against any and all losses, claims, damages, liabilities, costs and expenses (including without limitation, reasonable attorneys' fees and other costs of defense of every kind whatsoever and the aggregate amount of reasonable settlement of any suit, claim or proceeding) which the Indemnified Party may incur or for which the Indemnified Party may become liable on account of any suit, claim or proceeding purporting to be based upon a failure to perform obligations under this Agreement to be performed by the other party (the "Indemnifying Party") and/or its employees or agents. The Indemnified Party shall promptly advise the Indemnifying Party of any such suit, claim or proceeding and shall cooperate with the Indemnifying Party in the defense or settlement of such suit, claim or proceedings providing no settlement shall be made without the consent of the Indemnified Party, which consent shall not be unreasonably withheld. In any event, the Indemnified Party shall furnish to the Indemnifying Party such information relating to such suit, claim or proceeding as the Indemnifying Party shall reasonably request for use in defending the same.


ARTICLE 18.  MAINTENANCE AND DEFENSE OF LICENSED PATENTS

18.1 Enforcement of Patents. Throughout the term of this Agreement, ARTERA shall maintain in force the Licensed Patents. The Licensed Patents are all the patents and/or other filings necessary to protect ARTERA's ownership of the Licensed Products. In this connection, ARTERA shall promptly pay all costs of any and all continuations, continuations-in-part, divisions, extensions, reissues, re-examinations, or renewals of the Licensed Patents, including, without limitation, the costs and expenses of any and all attorneys, experts or other professionals engaged in connection with any of the foregoing. In addition, ARTERA shall actively protect the Licensed Patents and shall institute all such suits, actions or proceedings for infringement of any of the Licensed Patents as may be necessary in this regard. Unless ARTERA shall have received the advice of counsel that success on the merits is reasonably certain, ARTERA shall be excused from its duty to commence and/or may withdraw from any enforcement action under the Licensed Patents and Licensee shall then be free to pursue enforcement of the Licensed Patents in its own name and at its sole expense and risk, but only to the extent such infringement occurs in the Market. In the event ARTERA fails to commence an enforcement action or otherwise protect the Licensed Patents as aforesaid after notice of possible infringement from Licensee, Licensee shall be entitled by itself to institute proceedings in the name of and with the cooperation of ARTERA to restrain any such infringement at Licensee's expense and for Licensee's benefit. Where Licensee proceeds alone and achieves an award from the official enforcement forum in such an action brought by it, Licensee shall be entitled to retain such award. However, any compromise of such enforcement action or concession of invalidity or priority of invention of any patent, whether in connection with an enforcement action or any other proceeding, shall require ARTERA's participation and express prior written approval. If ARTERA has elected to participate in and share in the expense of any such enforcement action, ARTERA and Licensee shall share any award in the same percentage as the parties shared the expenses of any such enforcement action.

18.2 Infringement. ARTERA shall defend and save harmless Licensee against any suit, damage claim or demand, and any loss, cost or expense suffered as a result thereof (including reasonable attorneys' fees), based on actual or alleged infringement of any patent or trademark or any unfair trade practice resulting from the exercise or use, in accordance with this Agreement, of any right or license granted under this Agreement, provided that Licensee (a) promptly notifies ARTERA of such suit, claim or demand and (b) provides ARTERA with such assistance as ARTERA may reasonably request for the defense or settlement of such suit, claim or demand. Notwithstanding the foregoing, ARTERA shall have no liability to defend or pay damages or costs to Licensee with respect to any claim of infringement that is based on an implementation designed or modified by any third party or Licensee's use of the Licensed Patents or the Licensed Technology for any purpose other than the design, manufacture, use or sale of Licensed Products pursuant to this Agreement.


ARTICLE 19.  WARRANTIES

ARTERA represents and warrants that it has the right, power and authority to enter into this Agreement and to grant the licenses and other rights contained herein to Licensee as herein provided and that none of the same will breach or be in violation of any agreement, license, or grant made with or to any other party by ARTERA or otherwise violate the rights of any third party and that to the best of ARTERA's knowledge and belief the Licensed Patents and the Licensed Products are valid and do not infringe any other patent issued prior to the date hereof. ARTERA represents and warrants that it owns all right, title and interest in and to the Licensed products free and clear of all encumbrances. ARTERA represents and warrants that the Licensed Products will conform in all material respects with the product and technical specifications set forth on Schedule C and Exhibit 2 hereto, subject only to the operating environment limitations set forth on Schedule C and Exhibit 2 hereto.


ARTICLE 20.  DISCLAIMER

EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, ARTERA HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF THE ACCURACY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS OR MERCHANTABILITY OF THE LICENSED PATENTS OR THE LICENSED PRODUCTS, OR THEIR SUITABILITY OR FITNESS FOR ANY PURPOSE WHATSOEVER. ARTERA DISCLAIMS ALL OTHER WARRANTIES OF WHATEVER NATURE, EXPRESS OR IMPLIED. ARTERA DISCLAIMS ALL LIABILITY FOR ANY LOSS OR DAMAGE RESULTING, DIRECTLY OR INDIRECTLY, FROM THE USE OF THE LICENSED PATENTS OR THE LICENSED PRODUCTS, OTHER THAN THOSE

ARISING FROM CLAIMS OF INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THIS DISCLAIMER
EMBRACES CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR GOODWILL, EXPENSES FOR DOWNTIME OR FOR MAKING UP DOWNTIME, DAMAGES FOR WHICH LICENSEE MAY BE LIABLE TO OTHER PERSONS, DAMAGES TO PROPERTY AND INJURY TO OR DEATH OF ANY PERSONS.


ARTICLE 21.   SUPPORT SERVICES

ARTERA shall provide Licensee with engineering, maintenance and sales support with respect to Licensed Products to be sold, leased, distributed or otherwise transferred by Licensee under this Agreement to the extent set forth in Schedule B hereto.


ARTICLE 22.   SCOPE OF AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements or understandings of the parties with regard to the subject matter hereof. No interpretation, change, termination or waiver of any provision hereof shall be binding upon a party unless in writing and executed by the other party. No modification, waiver, termination, recession, discharge or cancellation of any right or claim under this Agreement shall affect the right of any party hereto to enforce any other claim or right hereunder.


IN WITNESS WHEREOF, FAIRPOINT and ARTERA have executed this Agreement as of the date first written above.


FAIRPOINT COMMUNICATIONS, INC.                ARTERA GROUP, INC.

By: /s/    Peter G. Nixon                     By: /s/     Michael J. Parrella
    --------------------------------------        ------------------------------
    Name:  Peter G. Nixon                         Name:   Michael J. Parrella
    --------------------------------------        ------------------------------
    Title: Sr. VP of Corporate Development        Title:  Chairman & CEO
    --------------------------------------        ------------------------------

                                                                    SCHEDULE A
                                                                    ----------


                                  DELIVERABLES

     Pursuant to Section 4.3 of this Agreement, ARTERA will supply Licensee with the following Deliverables on or before the dates set forth below:


Deliverable within 30 days of signing
-------------------------------------
1. Artera Turbo products that function as described in Schedule C.
2. Artera Turbo Software downloadable from the Internet.
3. Documentation downloadable from the Internet.
4. Reproducible Artera Turbo Installation CD, which includes documentation.
5. Sales Presentations and literature in electronic form.
6. Technical presentations in electronic form.


Deliverable with target date of January 1, 2003
-----------------------------------------------

     The "Artera Turbo" product for POP 3 and FTP.
     Virtual Private Networks.
     Road Warrior Option.

Deliverable upon request
------------------------

     Micro Data Centers at negotiated prices.


Deliverable within 30 days of general availability
--------------------------------------------------

     Artera Turbo products, as enhanced or updated from time to time with all derivatives thereof.

     Artera Operation under the Linux operating system.
     Apple Mac version.

                                                                    SCHEDULE B
                                                                    ----------


                                SUPPORT SERVICES

ARTERA will provide Licensee with engineering, maintenance and sales support services as described below.


Services
--------

     1. Regional Data Centers sized appropriately to handle subscription base that agree to the Service Level Agreement (SLA) defined in Exhibit 1.
     2.   Micro Data Center support at negotiated prices.
     3.   Artera  Turbo  Technical   Support  for  FairPoint   Customer  support
          services.
     4.   Artera Turbo technical training.
     5.   Artera Turbo sales training.
     6.   Artera Turbo web-based customer support system.


ARTERA will also provide API interfaces from its CRM to FairPoint's support customer systems that exist from time to time.

                                                                    SCHEDULE C
                                                                    ----------


                        ARTERA TURBO PRODUCT DESCRIPTION


Artera Turbo Products and Service Offerings
-------------------------------------------
Artera's service offerings address both the residential and business markets and are packaged and priced for both single-PC and multiple-PC environments.

As a service offering, every user must be a registered subscriber in order to enable the Artera software. Subscription and authentication for each of the products is through the Artera CRM systems via either the publicly accessible Internet web site or the private extranet available to each Artera channel partner. This prevents unauthorized use and allows Artera partners to freely distribute Artera client software without fear of piracy.

Single-PC Products
Artera's single-PC residential subscriber product includes client-side Artera Turbo software packaged as a self-installing software-only product that is loaded on the subscriber's computer.

In the case of a dial-up user, the phone line may be either shared (i.e. the subscriber has only one line to the home) or dedicated where a second line is used exclusively for data communications.

-------------------------- ---------------------------- ------------------------
          Single-PC                Artera Turbo               Artera Turbo
      Configuration               ONE DIAL LINE              TWO DIAL LINES
-------------------------- ---------------------------- ------------------------
     Achieved Speed                 >256K bps                  >512K bps
-------------------------- ---------------------------- ------------------------


The Single-PC offering is the principal product for the residential market. It is also an important offering for small businesses and traveling professionals.

Multiple-PC Products

Artera's multiple-PC product is comprised of two components:

  o Artera software a self-installing software-only product that is loaded on the subscriber's computer (the same software as the single-PC product)

  o Artera software, which is installed on a PC, designated as a communication gateway for the office.

Multiple-PC systems support the use of two or four dedicated phone lines, which are connected to the Artera gateway PC. These lines are shared by all of the PCs at the site. The multiple-PC product is the principal offering to businesses with more than one PC and to the growing multi-PC residential marketplace.

-------------------------- ---------------------------- ------------------------
        Multiple-PC                Artera Turbo                Artera Turbo
      Configuration               TWO DIAL LINES             TWO DIAL LINES
-------------------------- ---------------------------- ------------------------
     Achieved Speed                 >512K bps                 >1,000K bps
-------------------------- ---------------------------- ------------------------

Residential and Business Product Features
-----------------------------------------
The following matrix highlights the different features of the business and residential product offerings.


Established Communications Platform
-----------------------------------

--------------------------------------------------------------------------------
   Feature        Corporate   Corporate   Residential  Residential   Residential
     Set           Gateway     Client      Gateway     User 2-line   User 1-line
--------------------------------------------------------------------------------
VPN
E-Mail Saver          X           X           n/a          n/a          n/a

Net Switcher          X          n/a           X           n/a          n/a

User Accounting       X           X           n/a           X            X

Sight Blocking        X           X            X            X            X

Ad Optimization       X           X            X            X            X

Content Control       X           X            X            X            X

DHCP Server           X          n/a           X           n/a          n/a

Line Teaming         16           2            2            2            1

Firewall              X           X            X            X            X

PC Sharing            X          n/a           X           n/a          n/a

SmartHost             X           X            X            X            X

Max. Users           250          1            5            1            1
--------------------------------------------------------------------------------


                                 * This is the
                                  Road Warrior
                                    Version


The Artera Turbo technology has been integrated into a complete Internet access platform provided by a NCT Group subsidiary, MidCore Software, Inc. This platform, includes everything required to connect to the Internet, such as router, firewall, content control, usage accounting, email server and many more features in a single plug-and-play solution - all optimized for speed. This platform is currently installed in over 5,000 locations with in excess of 60,000 users.

This combination is ideally suited to end users and organizations that have limited or no access to IT expertise. Artera's full service IT solution offerings address the needs of small and medium businesses for connectivity, security, managed Internet applications, accountability, capability and standards compliance. Many competitive platforms solutions have bolted together software from different sources to provide a solution. In contrast, Artera Turbo and all of its features were written from the ground up to ensure maximum performance and compatibility.

Some of the important features provided by Artera include:

    >  PC sharing

    >  Firewall protection

    >  Virtual private networking

    >  Secure email server

    >  Connection Teaming(TM)
    >  Usage accounting
    >  Site blocking
    >  Content control
    >  DHCP server
    >  Road Warrior

Source: Artera Group, Inc.
--------------------------------------------------------------------------------

PC Sharing: Establishing Internet access involves connecting multiple computers together to share the network connection. Artera's integrated router eliminates the need to purchase or install additional router hardware.

Firewall Security: Ultra-secure firewall protects businesses from unwanted access from the Internet. Gartner Group reported that 60% of small and medium businesses with always on Internet connections are accessed by unauthorized third parties and that less than 50% of those are aware of any intrusion. Full security protection is a requirement for both residential and business subscribers.

Secure Internet Communication - Virtual Private Networking:   Businesses with
multiple locations look for solutions to interconnect offices in order to transfer data between locations. Traditionally, these networks were built with private communications lines. While this ensured security, it was very expensive. Virtual Private Network allows businesses to achieve the same security over Artera's shared network using state of the art encryption. This provides the highest level of security at a fraction of the cost of a private network.

Managed Internet Email: Artera's secure email server is a full-featured, easy-to-administer part of the integrated solution. This eliminates the cost and technical skills required to integrate and operate standalone email servers, such as Microsoft Exchange Server.

Site Blocking and Usage Accounting: Many productivity gains won with shared access for all employees and managed Internet applications are too often countered with unproductive Internet activities by employees. Non-productive Internet activities are avoided by blocking undesirable sites on a user basis (for example, management may be allowed to look at stock quote sites, but not employees) and by specifying industry standard content control filtering (much like what is done on television). Maintaining access records for all Internet traffic provides complete accountability. Management can use these records to enforce company Internet access policies. Site blocking and usage accounting are also important residential features to protect children.

Scalability and Standards Compliance: Residential and business customers have standardized on Microsoft Windows platforms to ensure scalability and compatibility with future applications. The vast majority of all new applications and services are developed on Windows and will continue to be so for the foreseeable future.


Hardware and Software Requirements.

Residential.

Software: Win98, Win Me, Win2000, Win XP, Win NT
Hardware: Intel PII, PIII, PIV, Celeron, 486, 386
                  200 MB disk space
                  Broadband connection or dial up

Business. The individual user PCs have the same requirements as the Residential users.

Software for Appliance: Win98, Win2000
Hardware for Appliance: Intel PII, PIII, PIV, Celeron 750
                  2 gigabytes disk space
                  Broadband connection or 2 (or more) dialup lines.

                                                                    SCHEDULE D
                                                                    ----------


                       ARTERA TURBO INTELLECTUAL PROPERTY


     1. System And Method For Increasing the Effective Bandwidth of a Communications Network - Attorney Docket No. 20275-06.

     2. A System and Method for Reducing the Time to Deliver Information from a Communications Network to a User - Attorney Docket No. 20275-07.

     3.   A System and Method for Modifying a Data Stream using Element  Parsing
          - Attorney Docket No. 20275-08.

                                                                    Exhibit 1
                                                                    ---------

            Service Level Agreement for Artera Regional Data Centers

I.   General
------------

     Artera shall provide the agreed to service levels (as described below) seven (7) days a week, twenty-four (24) hours a day, consisting of monitoring, notification, repair of service outages and maintenance, as set forth in this SLA.

     For the term and all renewal periods the evaluation of Artera's performance against this SLA will be evaluated on a quarterly basis beginning ninety
     (90) days from the start of the term or any renewal period.

     If Artera fails to meet 99.5% Systems Availability, excluding scheduled maintenance windows, as set forth in Section VI below, the Customer will be credited according Section X.

     This agreement excludes events resulting from acts of God, war, acts by civil or military authorities, energy shortages, acts or omissions on behalf of the Customer or other causes beyond Artera's control, whether or not similar to the foregoing.

II.  Monitoring
---------------

     In an effort to detect potential problems before they impact the availability and performance of the system or services, Artera monitors the status of the systems using both automated and manual tools employed in its 24 by 7 system monitoring and administration.

     This monitoring includes but is not limited to:
        System availability
        Service availability
        Database connectivity and performance
        System load
        Network availability and performance
        System Usage

III. System Availability
------------------------

     System Availability is defined as the operable state of Artera's Regional Data Center Platform in that service functionality is Availability to the Customer and its Users as described in this Agreement. System Availability does not take into account the performance or inability of such Users to access Artera's systems as a result of such Users' Internet/network connection nor does it take into effect Artera's vendors ability to update content. Due to the architectural design of the Internet, occasions may arise that prohibit access to Artera's system based on the user's Internet Service Provider's (ISP) fault or failure or by the path (route) traveled in accessing Artera's systems. These system accessibility issues will be analyzed, however, resolution may be out of the control of Artera.

IV.  Data Integrity
-------------------

     Artera will provide a minimum of 99.5% integrity of system and User data. In addition, Artera will maintain the highest level of data security and confidentiality as is commercially reasonable in this industry.

V.   Security
-------------

     Artera's Systems Security Department is expected to maintain the security, stability and integrity of Artera's systems as well as to ensure proper conduct by the users.

     System Intrusion - In the event of a system intrusion by a "cracker" or "hacker", the affected party (ies) will be notified and a solution will be implemented. Notification will occur upon identification of intrusion.

VI.  Scheduled Maintenance Windows
----------------------------------

     Artera has reserved a two (2) hour window from 1:30 am - 3:30am EST every Sunday evening - Monday morning for weekly maintenance, should the need for such maintenance arise. In the event that this window will be needed in a given week, Artera will notify the Customer no less than forty-eight (48) hours prior to the window. If it is determined during the window that the scheduled maintenance will run over the two (2) hour window, the Customer will be notified immediately and receive regular updates until the period is complete. During these scheduled maintenance periods, the system and services may be unavailable to Customer and Customer's Users. Scheduled Maintenance Windows are not counted against the 99.5% System Availability guarantee in Section X.

VII. Emergency Maintenance Notification
---------------------------------------

     In the event that emergency maintenance is required, during which time the system and services will be unavailable to Customer and Customer's Users. Artera will make commercially reasonable efforts to notify the customer during this window where practical and as not to prolong of negatively effect system service or it's availability. Emergency maintenance windows are counted against the 99.5% System Availability guarantees in Section X.

IX.  Incident Management
------------------------

     Artera's Customer Support Group will be fully responsible for the control and management of incident calls and their assignment of priority and escalation to resources within Artera in their sole and absolute discretion.

     When analyzing a case, it is important that the partner or the Users understand that the Customer Support Group will expect the partner or the Users to aid in the analysis by providing any information and performing any actions or tasks requested by the analyst. The partner and any User who is not willing to assist the analyst must understand that the case may take longer to solve and will not be included in the measurement of this service level agreement.


     The following priority allocations will apply:

     ---------------------------------------------------------------------------
     Priority 1 - These cases are defined as an Artera system condition where 50% or more of the User population is affected in their ability to access services as a result of outage across a service location.

     Time Frame - Response to the partner within fifteen (15) to thirty (30) minutes of identification or receipt of notification

     Follow-up - Provide updates to the partner at appropriate intervals until problem is resolved.
     ---------------------------------------------------------------------------


     ---------------------------------------------------------------------------
     Priority 2 - These cases are defined as an Artera system condition where less than 25% of the user population is affected in their ability to access services as a result of partial functionality.

     Time  Frame  -  Response   to  the   partner   within  four  (4)  hours  of
     identification or receipt of notification

     Follow-up - Provide updates to the partner every four (4) hours until problem is resolved.
     ---------------------------------------------------------------------------


     ---------------------------------------------------------------------------
     Priority 3 - These cases are problems other than those meeting the specifications of Priority 1 or Priority 2.

     Time Frame - Response to the partner within twenty-four (24) hours of identification or receipt of notification

     Follow-up - Provide updates to the partner at appropriate intervals until problem is resolved.
     ---------------------------------------------------------------------------

     Upon the identification of a system event, Artera will make every commercially reasonable effort to correct the system or service event if the most expeditious manner possible.

X.   Reporting
--------------

     During the term and any extension or renewal period, upon the Customer's request, Artera shall provide an SLA evaluation report via e-mail within fifteen (15) days of the request by the customer. The Customer shall not request more than one report every 90 days. SLA credits shall be given if the following service metrics are not met.

     99.5% Availability (Uptime): For each 0.2% less than 99.5%, ARTERA would provide a 5% discount on that given month's monthly per user fees.

     Data Integrity: For each .1% less than 99.5% monthly, ARTERA would provide a 5% discount on that given month's monthly per user fee

                                                                    Exhibit 2
                                                                    ---------


                FairPoint Presentation - Tech Overview 8/15/2002

                            This document is included


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